Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR NOVEMBER 2022

Dallas, Texas, November 4, 2022 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.582550 per unit, payable on November 29, 2022, to unit holders of record on November 15, 2022. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for August 2022 and the gas production for July 2022. Preliminary production volumes are approximately 36,531 barrels of oil and 983,628 Mcf of gas. Preliminary prices are approximately $98.32 per barrel of oil and $6.82 per Mcf of gas.

This month’s distribution is lower than the previous month’s primarily due to decreased production due to the timing of receipts through the end of the month as compared to the previous month’s timing of receipts, offset by a slight increase in oil pricing and a decrease in pricing for gas.

The production from new horizontal gas wells in Panola County, Texas, has contributed approximately $850,000 reflecting July production. They were averaging about 573 Mcf per well, per day during July totaling over 142,000 Mcf with an average pricing of $6.43 per Mcf. In addition to these proceeds, the additional 8 new wells which were paid upon for the month of July, contributed approximately $168,000, reflecting an average of 118 Mcf per well, per day. Also, revenue of $172,000 was received for one additional well in Panola County reflecting June production, averaging 1,149 Mcf per day.

Additionally, another 3 horizontal wells, also in Panola County, were paid on by another operator for the month of production for August 2022, with production of 1,110 Mcf per well, per day with the respective pricing of $7.68 per Mcf resulting in approximately $756,000 being received by the Trust in October.

As more regular monthly receipts are made in the months to come, additional information will be made available.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	36,531	983,628	$98.32	$6.82
Prior Month	71,923	1,472,082	$96.81	$7.26

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of October, approximately $5,103,000 of revenue received will be posted in the following month of November in addition to normal receipts during November. Since the close of business in October and prior to this press release, $4,102,000 in revenue has been received.

Approximately $755,000 for 2022 Ad Valorem taxes was deducted from this month’s distribution as compared to $165,000 this time last year. These payments are normal expenditures at this time of year.

The 2021 Annual Report with Form 10-K and the January 1, 2022 Reserve Summary has been posted on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper - SVP, Royalty Trust Services Simmons Bank Toll Free (855) 588-7839